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Exhibit 2.1

ASSET PURCHASE AGREEMENT

between:

GILEAD SCIENCES, INC.,
a Delaware corporation;

and

OSI PHARMACEUTICALS, INC.,
a Delaware corporation

Dated as of November 26, 2001

TABLE OF CONTENTS

1.	Sale and Purchase of Assets; Related Transactions		1
	1.1	Sale and Purchase of Assets	1
	1.2	Excluded Assets	1
	1.3	Purchase Price	2
	1.4	Sales and Transfer Taxes	2
	1.5	Allocation of Purchase Price	2
	1.6	Ancillary Agreements	3
	1.7	Closing	4
2.	Representations and Warranties of Seller		4
	2.1	Title to Assets	4
	2.2	Specified Patents; Specified Know-How	4
	2.3	Specified Contracts; Real Property Leases; Equipment; Certain Materials	5
	2.4	Compliance with Legal Requirements	5
	2.5	Regulatory Matters	6
	2.6	Employee Matters	7
	2.7	Certain Liabilities	7
	2.8	Legal Proceedings	7
	2.9	Authority; Binding Nature of Agreement	7
	2.10	Non-Contravention; Consents	7
	2.11	Acquisition of Securities	8
3.	Representations and Warranties of Purchaser		8
	3.1	Due Organization	8
	3.2	Capitalization	8
	3.3	SEC Filings; Financial Statements	8
	3.4	Absence of Changes	9
	3.5	No Undisclosed Liabilities	9
	3.6	No Infringement	9
	3.7	Compliance with Legal Requirements	9
	3.8	Legal Proceedings	9
	3.9	Authority; Binding Nature of Agreement	9
	3.10	Non-Contravention; Consents	10
	3.11	Shares	10
	3.12	Full Disclosure	10
4.	Pre-Closing Covenants of Seller		10
	4.1	Access	10
	4.2	Conduct of Business	11
	4.3	HSR Filing	11
	4.4	Consents	11
	4.5	Conditions	11
5.	Pre-Closing Covenants of Purchaser		11
	5.1	Access	11
	5.2	HSR Filing	11
	5.3	SEC Reports	11
	5.4	Consents; Releases	12
	5.5	Employment Matters	12
	5.6	Nasdaq Listing	12

i

	5.7	Conditions	12
6.	Conditions Precedent to Purchaser's Obligation to Close		12
	6.1	Accuracy of Representations	12
	6.2	Performance of Obligations	13
	6.3	HSR Act	13
	6.4	Additional Documents	13
	6.5	No Restraints	13
	6.6	Consents	13
7.	Conditions Precedent to Seller's Obligation to Close		13
	7.1	Accuracy of Representations	13
	7.2	Performance of Obligations	13
	7.3	HSR Act	13
	7.4	Delivery of Consideration	14
	7.5	Additional Documents	14
	7.6	No Restraints	14
	7.7	Nasdaq Listing	14
	7.8	Consents	14
8.	Termination		14
	8.1	Right to Terminate Agreement	14
	8.2	Termination Procedures	15
	8.3	Effect of Termination	15
9.	Indemnification		15
	9.1	Survival of Representations; Indemnification by Seller	15
	9.2	Indemnification by Purchaser	18
10.	Miscellaneous		18
	10.1	Time of Essence	18
	10.2	No Implied Representations	18
	10.3	Knowledge	18
	10.4	Access of Seller to Books and Records	18
	10.5	Governing Law	18
	10.6	Venue and Jurisdiction	18
	10.7	Notices	18
	10.8	Public Announcements	19
	10.9	Assignment	19
	10.10	Parties in Interest	19
	10.11	Severability	19
	10.12	Entire Agreement	19
	10.13	Waiver	19
	10.14	Amendments	19
	10.15	Counterparts	20
	10.16	Interpretation of Agreement	20
	10.17	Further Assurances	20

ii

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Employee Matters Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Data Transfer and Professional Services Agreement
Exhibit G	Form of Nondisclosure Agreement
Exhibit H	Form of Manufacturing Agreement
Exhibit I	Form of License Agreement
Exhibit J	Form of Patent Assignment Agreement
Exhibit K	Form of NCS/NX211 Sublicense Agreement
Exhibit L	Form of GSK/NX211 Sublicense Agreement
Exhibit M	Form of GS7904L Sublicense Agreement
Exhibit N	Form of GS7836 Sublicense Agreement
Schedule 1	Certain excluded assets
Schedule 2	Contracts to be assigned
Schedule 3	Patents to be assigned
Schedule 4	Know-how to be assigned
Schedule 5	Regulatory filings
Schedule 6	Excluded employees
Schedule 7	Consents to be obtained
Schedule 8	Listed Available Employees

iii

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT is being entered into as of November 26, 2001, by and between: GILEAD SCIENCES, INC., a Delaware corporation ("Seller"); and OSI PHARMACEUTICALS, INC., a Delaware corporation ("Purchaser"). Seller and Purchaser are referred to collectively in this Agreement as the "Parties." Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITAL

    The Parties wish to provide for the purchase by Purchaser of certain assets from Seller, and to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement and in the Ancillary Agreements.

AGREEMENT

    The Parties, intending to be legally bound, agree as follows:

1.  SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.

    1.1  Sale and Purchase of Assets.  On the terms and subject to the conditions and other provisions set forth in this Agreement and in the Ancillary Agreements, at the Closing, Seller will sell and transfer to Purchaser, and Purchaser will purchase from Seller, all of the following (which, subject to Section 1.2, are referred to in this Agreement as the "Specified Assets"):

      (a) all of Seller's rights and interests as of the Closing Date in and to the Specified Patents;

      (b) all of Seller's rights and interests as of the Closing Date in and to the Specified Know-How;

      (c) all of Seller's rights as of the Closing Date under the Specified Contracts;

      (d) all items of equipment, fixtures and furnishings owned by Seller as of the Closing Date that are located and used primarily at the Boulder Facility;

      (e) all finished product inventories, work-in-process inventories, product-in-transit inventories and other inventories of the Specified Products, and all API inventories designated exclusively for use in the manufacture of the Specified Products, that are owned by Seller as of the Closing Date;

      (f)  all laboratory supplies, laboratory animals, cell lines, reagents and related research materials owned by Seller as of the Closing Date that are located at the Boulder Facility and relate primarily to the Specified Products, to the extent freely transferable (subject to applicable contractual use restrictions); and

      (g) those records of Seller, as they exist on the Closing Date, that only contain preclinical and clinical data relating exclusively to the Specified Products (it being understood that such records will not be subject to any restrictions on their use by Purchaser and that Seller may, subject to the provisions regarding confidentiality set forth in the Ancillary Agreements, retain copies of such records).

    1.2  Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1, but subject to Sections 1.6(i), 1.6(j), 1.6(k) and 1.6(l), Seller will not be required to sell or transfer to Purchaser, and the Specified Assets will not be deemed to include, any of the following or any right or interest in or to any of the following:

      (a) subject to Section 10.17, any Specified Contract if (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to Purchaser of Seller's rights under such Specified Contract and (ii) such Consent shall not have been obtained;

      (b) any cash, cash equivalents or accounts receivable;

      (c) the premises being leased to Seller at 3035 Center Green Drive in Boulder, Colorado, or any assets located at such premises; or

      (d) any asset identified on Schedule 1.

    1.3  Purchase Price.  As consideration for the sale of the Specified Assets to Purchaser:

      (a) at the Closing, Purchaser will pay to Seller (without deduction or setoff of any nature), by wire transfer of immediately available funds, the sum of $130,000,000;

      (b) at the Closing, Purchaser will issue and deliver to Seller (without deduction or setoff of any nature) the number of shares (rounded to the nearest whole share) of Purchaser Common Stock determined by dividing $40,000,000 by the Closing Five-Day Average Stock Price; provided, however, that in no event shall the number of shares of Purchaser Common Stock to be issued to Seller at the Closing pursuant to this Section 1.3(b) be less than 760,180 shares or greater than 961,404 shares (the shares of Purchaser Common Stock to be issued to Seller at the Closing pursuant to this Section 1.3(b) being referred to as the "Initial Shares");

      (c) at the Closing, Purchaser will assume the Assumed Liabilities by delivering to Seller an Assumption Agreement substantially in the form of Exhibit B (the "Assumption Agreement");

      (d) on the first business day after the NX211 Phase III Commencement Date, Purchaser will (without deduction or setoff of any nature) do one of the following three things: (i) pay to Seller, by wire transfer of immediately available funds, the sum of $20,000,000, (ii) issue and deliver to Seller the number of shares (rounded to the nearest whole share) of Purchaser Common Stock determined by dividing $20,000,000 by the Phase III Twenty-Day Average Stock Price or (iii) pay, issue and deliver to Seller any combination of cash (paid by wire transfer of immediately available funds) and shares of Purchaser Common Stock (with each share of Purchaser Common Stock valued at the Phase III Twenty-Day Average Stock Price) with an aggregate combined value equal to $20,000,000 (any shares of Purchaser Common Stock to be issued to Seller pursuant to this Section 1.3(d) being referred to as "Subsequent Shares"); and

      (e) on the first business day after the NX211 NDA Filing Date, Purchaser will pay to Seller (without deduction or setoff of any nature), by wire transfer of immediately available funds, the sum of $10,000,000.

The number of shares of Purchaser Common Stock to be issued pursuant to Section 1.3(b) and the number of shares of Purchaser Common Stock to be issued pursuant to Section 1.3(d) will be adjusted appropriately to reflect any stock split, stock dividend, recapitalization or other similar transaction affecting the Purchaser Common Stock that is effected or has a record date on or before the date of issuance of such shares. The Parties acknowledge that Purchaser will not be assuming any liabilities of Seller other than the Assumed Liabilities, and that Seller will remain responsible for all liabilities of Seller other than the Assumed Liabilities.

    1.4  Sales and Transfer Taxes.  Purchaser will bear and pay, and will reimburse Seller for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets to Purchaser, the issuance and delivery of the Initial Shares and any Subsequent Shares to Seller, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement.

    1.5  Allocation of Purchase Price.

      (a) The Parties will use their best efforts to agree upon an allocation of the consideration referred to in Section 1.3 among the Specified Assets and, to the extent appropriate, the Ancillary

  Agreements (the "Allocation") as soon as possible after the Closing Date. The Allocation will be determined in a manner consistent with this Section 1.5 and Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder, and will include the agreed value of the Initial Shares and the methodology for valuing any Subsequent Shares. Purchaser will provide a proposed allocation to Seller within 25 days after the Closing Date, and Seller will deliver to Purchaser a notice setting forth any proposed changes to such allocation within 15 days after the delivery of such proposed allocation to Seller, together with a reasonably detailed explanation of the reasons for such proposed changes. The Parties will negotiate in good faith to resolve any disputed items, and if the Parties are unable to agree on the Allocation within 15 days after delivery of such notice to Purchaser, then the dispute will be arbitrated by a "Big Five" accounting firm mutually acceptable to the Parties, whose determination will be conclusive and binding upon the Parties for tax purposes.

      (b) The Allocation (including the agreed value of the Initial Shares and the methodology for valuing any Subsequent Shares) will be conclusive and binding upon the Parties for tax purposes, and neither Party will make any statement or declaration to any taxing authority that is inconsistent with the Allocation, except as provided below. Neither Party will take or permit any of its affiliates or representatives to take any position on any tax return, with any taxing authority or in any judicial tax proceeding that is inconsistent with the Allocation except as required by a final determination within the meaning of Section 1313(a) of the Internal Revenue Code or any equivalent provision of any applicable state or local law. Each Party will promptly provide the other Party with any additional information required to complete Form 8594 if the filing of such form is required. Each Party will timely notify the other Party, and will timely provide the other Party with assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

    1.6  Ancillary Agreements.  At the Closing, the Parties will enter into the following additional agreements (the "Ancillary Agreements"):

      (a) an Investor Rights Agreement substantially in the form of Exhibit C (the "Investor Rights Agreement");

      (b) an Employee Matters Agreement substantially in the form of Exhibit D (the "Employee Matters Agreement");

      (c) a Transition Services Agreement substantially in the form of Exhibit E;

      (d) a Data Transfer and Professional Services Agreement substantially in the form of Exhibit F;

      (e) a Nondisclosure Agreement substantially in the form of Exhibit G;

      (f)  a Manufacturing Agreement substantially in the form of Exhibit H;

      (g) a License Agreement substantially in the form of Exhibit I;

      (h) a Patent Assignment Agreement substantially in the form of Exhibit J;

      (i)  if the NCS/NX211 Consent shall not have been obtained, a NCS/NX211 Sublicense Agreement substantially in the form of Exhibit K;

      (j)  if the GSK/NX211 Consent shall not have been obtained, a GSK/NX211 Sublicense Agreement substantially in the form of Exhibit L;

      (k) if the GSK/GS7904L Consent shall not have been obtained, a GS7904L Sublicense Agreement substantially in the form of Exhibit M; and

      (l)  if the SRI/GS7836 Consent shall not have been obtained, a GS7836 Sublicense Agreement substantially in the form of Exhibit N.

    1.7  Closing.  The closing of the purchase of the Specified Assets by Purchaser (the "Closing") will take place at the offices of Cooley Godward llp in Colorado, at a time and on a date to be designated by Seller, which will be at least three business days but not more than fifteen business days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing). For purposes of this Agreement, "Closing Date" means the date as of which the Closing actually takes place.

2.  REPRESENTATIONS AND WARRANTIES OF SELLER.

    Seller represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule:

    2.1  Title to Assets.  As of the Closing Date, Seller will have good and valid title to the Specified Assets (provided, however, that Seller makes no representation or warranty as to its title to the Specified Patents except as set forth in Section 2.2(a), and makes no representation or warranty as to its title to the Specified Know-How), free and clear of any liens or encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) liens and encumbrances referred to in the Specified Contracts and (iii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially detract from the value of the Specified Assets subject thereto.

    2.2  Specified Patents; Specified Know-How.

      (a) Each of the Specified Patents is owned solely by Seller, except that the patents marked by an asterisk on Schedule 3 are owned jointly by Seller and North Carolina State University. Seller has made available to Purchaser copies of the Specified Patents, and has supplied to Purchaser copies of the patent applications included in the Specified Patents that are not publicly available as of the date of this Agreement. To Seller's knowledge, there are no intellectual property rights owned or controlled by any third party necessary to make, use, sell, offer for sale and import the Specified Products, as they currently exist, other than those intellectual property rights to be transferred, licensed or sublicensed to Purchaser pursuant to this Agreement or any of the Ancillary Agreements. Seller has received no written claim of infringement of any intellectual property rights of any Person arising out of the development, manufacture, use, sale, offer for sale or import of the Specified Products by Seller, except for claims of infringement that have been abandoned or resolved. To Seller's knowledge, Seller has complied with its obligation under 37 CFR §1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application included in the Specified Patents, information known to Seller to be material to the patentability of the pending claims in such application.

      (b) Seller has not granted any Person a license that is currently in effect under any of the Specified Patents for any purpose.

      (c) None of the Specified Patents is involved in any interference or opposition proceeding, and, to Seller's knowledge, no such proceeding is being threatened with respect to any of the Specified Patents.

      (d) Seller has disclosed trade secrets of Seller included in the Specified Know-How only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets, except to the extent Seller disclosed such information in connection with making filings related to any Specified Assets or Specified Products with governmental or regulatory authorities.

      (e) Seller has required all professional and technical employees who provided services to Seller in connection with the Specified Products, the Specified Patents or the Specified Know-How to execute agreements under which such employees were required to convey to Seller ownership of all inventions and developments conceived or created by them in the course of their employment with Seller. To Seller's knowledge, none of the activities of Seller's professional and technical employees who are providing services to Seller in connection with the Specified Products, the Specified Patents and the Specified Know-How is violating any agreement between any such employees and their former employers.

    2.3  Specified Contracts; Real Property Leases; Equipment; Certain Materials.

      (a) Seller has made available to Purchaser true and correct copies of each of the contracts identified on Schedule 2. Each contract identified on Schedule 2 is valid and in full force and effect. Seller is not in material breach of any contract identified on Schedule 2, and, to Seller's knowledge, no other party to any such contract is in material breach of such contract.

      (b) The contracts identified on Schedule 2 include the real property leases pursuant to which Seller has the right to occupy the Boulder Facility. All security deposits required to be made by Seller under such real property leases have been made by Seller, and no portion of such security deposits has been applied to any default by Seller under any of such real property leases. Seller has the right to occupy the Boulder Facility in accordance with the terms of such real property leases. Seller has made available to Purchaser all material information regarding the premises occupied by Seller under such real property leases.

      (c) Seller has made available to Purchaser all material information regarding the equipment, fixtures and furnishings that are owned by Seller and located at the Boulder Facility.

      (d) There are no laboratory supplies, laboratory animals, cell lines, reagents or related research materials owned by Seller at a location other than the Boulder Facility that relate exclusively to the Specified Products.

    2.4  Compliance with Legal Requirements.

      (a) Seller is in substantial compliance with all Legal Requirements relating to the use of the Specified Assets. Since January 1, 2000, Seller has not received any written notice from any governmental body alleging any failure to comply with any Legal Requirement relating to the use of the Specified Assets and the employment of the Available Employees, except for any such notice relating to a failure to comply that has since been cured.

      (b) To Seller's knowledge, at all times prior to August 1, 1999, Seller was in substantial compliance with all Environmental Laws applicable to the Specified Assets, the Boulder Facility and Seller's operations at the Boulder Facility. Seller is, and has been at all times since August 1, 1999, in substantial compliance with all Environmental Laws applicable to the Specified Assets, the Boulder Facility and Seller's operations at the Boulder Facility. To Seller's knowledge, no event has occurred or condition exists or has existed which would reasonably be expected to give rise to liability on the part of Purchaser pursuant to, or to materially impair Purchaser's compliance with, any Environmental Law applicable to the Specified Assets and the Boulder Facility. The Boulder Facility has not been listed or, to Seller's knowledge, proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any similar federal or state list. To Seller's knowledge, no material lien has attached to any of Seller's property at the Boulder Facility pursuant to any Environmental Law.

      (c) There has not been any action taken by Seller, operating practice by Seller or failure by Seller to act that would reasonably be expected to give rise to a material liability on the part of Purchaser as a result of:

         (i) the handling, storage, use, presence, transportation or disposal or arranging for transportation or disposal of any Hazardous Substance by Seller in, on, under, near or from the Boulder Facility;

        (ii) any emission, discharge or release of any Hazardous Substance by Seller on or from the Boulder Facility into or upon the air, surface water, ground water or land;

       (iii) any disposal, handling, manufacturing, processing, distribution, use, treatment or transport of any Hazardous Substances by Seller on or from the Boulder Facility; or

        (iv) the presence of any Hazardous Substances (including asbestos, urea formaldehyde foam installation or similar substances contained in building materials) in or on the Boulder Facility.

      (d) Seller holds all registrations, permits, licenses and approvals issued by or on behalf of any federal, state or local government body that are required pursuant to any Environmental Laws for the occupancy of and the conduct of business at the Boulder Facility and the ownership of the Specified Assets ("Environmental Permits"), except where the failure to hold such Environmental Permits would not have a material adverse effect on the value of the Specified Assets taken as a whole. Any such Environmental Permits held by Seller are currently in full force and effect. Seller is in substantial compliance with all terms and conditions of such Environmental Permits, and with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws.

      (e) To Seller's knowledge, no underground storage tanks or surface impoundments exist at the Boulder Facility.

      (f)  Seller has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws that would reasonably be expected to result in a material liability to Purchaser.

      (g) Seller has made available to Purchaser copies of any environmental reports, audits, permits, licenses, registrations and other environmental, health or safety documents relating to the Specified Assets and the Boulder Facility that are in Seller's possession or control.

    2.5  Regulatory Matters.

      (a) The Specified Regulatory Filings are current and in full force and effect and include all regulatory filings and governmental registrations made by or issued to Seller that relate specifically to the Specified Products. Seller has made available to Purchaser copies of all governmental correspondence (including copies of official notices, citations or decisions) in Seller's files relating to the Specified Regulatory Filings, except for governmental correspondence relating to the manufacture of Specified Products. To Seller's knowledge, in the course of the clinical development of the Specified Products, Seller has not used any employee or consultant who (at the time such employee or consultant provided services to Seller with respect to the Specified Products) was debarred by the FDA or the subject of pending disbarment proceedings by the FDA.

      (b) Seller is in substantial compliance with the laws applicable to the development, manufacture, labeling, testing and inspection of the Specified Products (at the Boulder Facility and otherwise) and the operation of manufacturing facilities used to manufacture the Specified Products, and with all applicable regulations, policies and procedures promulgated by the FDA with respect thereto. Seller has received no written notice that any recalls, field notifications or seizures have been ordered or, to Seller's knowledge, threatened by any governmental body with respect to any of the Specified Products. Seller has not received a warning letter or other similar written notice from the FDA regarding the Specified Products or the manufacturing facilities used to manufacture the Specified Products, except for written notices regarding matters that have since been cured, corrected or resolved.

    2.6  Employee Matters.  Seller has made available to Purchaser (except to the extent prohibited under applicable Legal Requirements) accurate information with respect to the employment of, the job responsibilities of, the compensation payable by Seller to, the stock options of Seller held by and the employee benefits being provided to each of the Available Employees. As of the date of this Agreement, there are approximately 147 employees of Seller based at the Boulder Facility.

    2.7  Certain Liabilities.  As of the date of this Agreement, Seller has no material liabilities relating to the Specified Assets, the Specified Products or the Available Employees other than (i) liabilities under or relating to the contracts and other instruments identified on Schedule 2, (ii) liabilities incurred in the ordinary course of business or consistent with past practices, (iii) liabilities referred to in, or relating to matters referred to in, the Seller Disclosure Schedule, (iv) liabilities under applicable Legal Requirements, (v) liabilities referred to in the written materials made available by Seller to Purchaser during the period from September 20, 2001 through the date of this Agreement and (vi) liabilities otherwise made known to or discovered by Purchaser in the course of Purchaser's investigation of the Specified Assets, the Specified Products, the Available Employees and the operations conducted at the Boulder Facility during the period from September 20, 2001 through the date of this Agreement.

    2.8  Legal Proceedings.  There is no lawsuit or other legal proceeding pending or, to Seller's knowledge, being threatened against Seller as of the date of this Agreement that involves the Specified Assets and would reasonably be expected to result in a judgment having a material adverse effect on the value of the Specified Assets taken as a whole.

    2.9  Authority; Binding Nature of Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements; and the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Seller and its board of directors. Seller has provided to Purchaser a copy of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements. No vote of the holders of Seller's common stock is required to authorize the transactions contemplated by this Agreement. This Agreement constitutes, and, upon execution thereof, each of the Ancillary Agreements will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.10  Non-Contravention; Consents.  Assuming the Consents referred to in Part 2.10 of the Seller Disclosure Schedule are obtained, the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the sale of the Specified Assets by Seller to Purchaser will not: (a) materially contravene or result in a material violation or breach of any Legal Requirement applicable to the Specified Assets or any Specified Contract; or (b) result in the imposition of any lien or encumbrance upon any of the Specified Assets (except for minor liens that will not materially detract from the value of the Specified Assets taken as a whole). Except as set forth in Part 2.10 of the Seller Disclosure Schedule, Seller is not required to obtain any Consent from any Person, under any material Specified Contract, at or prior to the Closing in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the sale of the Specified Assets to Purchaser.

    2.11  Acquisition of Securities.  Seller will acquire the Initial Shares and any Subsequent Shares for its own account and not with a view to the public distribution thereof. Seller acknowledges that additional representations and warranties with respect to the acquisition of the Initial Shares and any Subsequent Shares are set forth in the Investor Rights Agreement.

3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

    Purchaser represents and warrants to Seller as follows:

    3.1  Due Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each material subsidiary of Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not reasonably be expected to have a material adverse effect on in the business, assets (tangible or intangible), liabilities or operations of Purchaser and its subsidiaries (collectively, the "Purchaser Corporations.")

    3.2  Capitalization.  The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock. As of November 16, 2001, 35,072,529 shares of Purchaser Common Stock were issued and outstanding. No shares of preferred stock of Purchaser have been issued or are outstanding. All of the outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. No Person holds any preemptive or similar right with respect to any future issuance of Purchaser Common Stock. As of November 16, 2001, 3,745,690 shares of Purchaser Common Stock were reserved for future issuance pursuant to outstanding stock options granted to employees under Purchaser's stock option plans. Except for stock options and purchase rights outstanding under Purchaser's employee stock option and employee stock purchase plans, and except as set forth in the Purchaser Disclosure Schedule, there are (i) no outstanding options, calls, warrants or rights (whether or not currently exercisable) to acquire from any of the Purchaser Corporations any shares of the capital stock or other securities of any of the Purchaser Corporations, (ii) no outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Purchaser Corporations, (iii) no agreements, commitments or arrangements to which any of the Purchaser Corporations is a party (other than Purchaser's employee benefit plans) under which any of the Purchaser Corporations is or may become obligated to issue any shares of its capital stock or other securities and (iv) no stockholder agreements, voting agreements or other similar agreements with respect to Purchaser Common Stock to which Purchaser is a party or, to Purchaser's knowledge, between or among any of Purchaser's stockholders. Part 3.2 of the Purchaser Disclosure Schedule describes all registration rights and similar rights possessed by holders of Purchaser Common Stock and other securities of Purchaser.

    3.3  SEC Filings; Financial Statements.

      (a) Copies of all reports, registration statements, proxy statements and other documents filed by Purchaser with the SEC since January 1, 2000 (the "Purchaser SEC Documents") have been made available to Seller for its review. All reports, statements and other documents required to have been filed by Purchaser with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Purchaser Corporations as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser Corporations for the periods covered thereby.

    3.4  Absence of Changes.  Since June 30, 2001, there has not been any material adverse change in the business, condition, capitalization, assets (tangible or intangible), liabilities, operations, financial performance or prospects of the Purchaser Corporations, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

    3.5  No Undisclosed Liabilities.  None of the Purchaser Corporations has any material accrued, contingent or other liabilities of any nature, except for (i) liabilities reflected in the consolidated balance sheet of the Purchaser Corporations as of June 30, 2001, contained in Purchaser's Report on Form 10-Q as filed with the SEC for the quarter ended June 30, 2001, and (ii) liabilities incurred by the Purchaser Corporations in the ordinary course of business since June 30, 2001.

    3.6  No Infringement.  Each of the Purchaser Corporations possesses all intellectual property rights required to conduct its business as now conducted, except to the extent the failure to possess such rights would not have a material adverse effect on the business, assets (tangible or intangible), liabilities or operations of the Purchaser Corporations. None of the Purchaser Corporations has received any notice of, or has any knowledge of, any asserted infringement of third party intellectual property rights. No event has occurred which, to Purchaser's knowledge, permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the intellectual property rights of any of the Purchaser Corporations.

    3.7  Compliance with Legal Requirements.  Each of the Purchaser Corporations is in substantial compliance with all applicable Legal Requirements.

    3.8  Legal Proceedings.  Except as disclosed in the Purchaser SEC Documents filed with the SEC before the date of this Agreement, there is no material pending or, to Purchaser's knowledge, threatened lawsuit or other legal proceeding that involves any of the Purchaser Corporations or any of the assets owned or used by any of the Purchaser Corporations.

    3.9  Authority; Binding Nature of Agreement.  Purchaser has all necessary power and authority to execute and deliver this Agreement, the Assumption Agreement and the Ancillary Agreements, and to perform its obligations hereunder (including its obligations relating to the issuance and delivery of the Initial Shares and any Subsequent Shares) and thereunder; and the execution, delivery and performance by Purchaser of this Agreement, the Assumption Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Purchaser and its board of directors. Purchaser has provided to Seller a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement, the Assumption Agreement and the Ancillary Agreements. No vote of the holders of Purchaser Common Stock is required to authorize the purchase by Purchaser of the Specified Assets, the issuance by Purchaser of the Initial Shares or any Subsequent Shares or any of the other transactions contemplated by this Agreement. This Agreement constitutes, and, upon execution thereof, each of the Assumption Agreement and the Ancillary Agreements will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.10  Non-Contravention; Consents.  Neither the execution, delivery or performance of this Agreement, the Assumption Agreement or any of the Ancillary Agreements, nor the consummation of any of the transactions contemplated by this Agreement (including the issuance and delivery of the Initial Shares and any Subsequent Shares), the Assumption Agreement or any of the Ancillary Agreements, will (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Purchaser Corporations, (b) result in a breach or default by any of the Purchaser Corporations under any material contract to which any of the Purchaser Corporations is a party, (c) result in a violation of any Legal Requirement or order to which any of the Purchaser Corporations is subject or (d) result in the creation of a lien or encumbrance on any material asset of any of the Purchaser Corporations. Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement, the Assumption Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

    3.11  Shares.  The Initial Shares and any Subsequent Shares will, when issued, be validly issued, fully paid and nonassessable. The issuance of the Initial Shares and any Subsequent Shares is and will be exempt from the registration provisions of the Securities Act and the registration and qualification provisions of all applicable state securities laws. All notices and filings required to be made under state securities laws in connection with the offer, issuance and delivery of the Initial Shares and any Subsequent Shares have been or will be given and made by Purchaser on a reasonably timely basis. The Purchaser Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq National Market, and Purchaser has taken no action that may have the effect of terminating the registration of the Purchaser Common Stock under the Exchange Act or delisting the Purchaser Common Stock from The Nasdaq National Market.

    3.12  Full Disclosure.  None of this Agreement, the Purchaser Disclosure Schedule, the certificate to be delivered pursuant to Section 7.5(b)(i), the Assumption Agreement and the Ancillary Agreements (i) contains or will contain any untrue statement of fact or (ii) omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained herein or therein not misleading.

4.  PRE-CLOSING COVENANTS OF SELLER.

    4.1  Access.  Subject to the provisions of the Confidentiality Agreements and to applicable Legal Requirements, during the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the Boulder Facility and to Seller's books and records relating to the Specified Assets and relating to those Available Employees who consent in writing to such access (the "Consenting Employees"), and will provide Purchaser with such information regarding the Specified Assets, the Consenting Employees and any other appropriate matters germane to the subject matter of this Agreement and the Ancillary Agreements as Purchaser may reasonably request, for the sole purposes of enabling Purchaser (i) to further investigate, at Purchaser's sole expense, the Specified Assets, the Consenting Employees and any other appropriate matters germane to the subject matter of this Agreement and the Ancillary Agreements and (ii) to verify the accuracy of the representations and warranties set forth in Section 2; provided, however, that except as provided in Section 5.5, Purchaser will not (without Seller's approval, which will not be unreasonably withheld) contact or otherwise communicate with any of the Available Employees. To the extent requested by Purchaser, Seller will arrange to permit Purchaser to conduct interviews of any of the Available Employees during the Pre-Closing Period. Seller will request the consent of the Available Employees to the disclosure of their respective personnel files to Purchaser.

    4.2  Conduct of Business.  Except (i) as contemplated or permitted by this Agreement or the Seller Disclosure Schedule, (ii) as contemplated by any of the Ancillary Agreements, (iii) as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements, (iv) as may be necessary to facilitate compliance with any Legal Requirement or the requirements of any Specified Contract or (v) as approved by Purchaser, during the Pre-Closing Period:

      (a) Seller will (i) conduct its operations at the Boulder Facility in the ordinary course and consistent with its past practices, to the extent such operations relate to the Specified Assets, and (ii) use commercially reasonable efforts to maintain good relations with the Available Employees and the parties to the Specified Contracts; and

      (b) Seller will not (i) license or dispose of any material Specified Assets, (ii) prematurely terminate or materially amend, grant a sublicense under or assign any of the Specified Contracts, (iii) commit a material breach of any Specified Contract entered into after the date of this Agreement, (iv) make any material changes to the compensation or benefits provided by Seller to the Available Employees or (v) enter into any employment, bonus or severance agreement with any of the Available Employees.

If Seller requests Purchaser's approval of a proposed action that would result in a breach by Seller of this Section 4.2, Purchaser will respond promptly to Seller's request and will not unreasonably withhold its approval of the proposed action. All references in this Section 4.2 to the "Available Employees" will be deemed to refer instead only to the "Specified Employees" at such time as the Specified Employees are identified by Purchaser pursuant to Section 5.5.

    4.3  HSR Filing.  As promptly as possible after the date of this Agreement, Seller will file the notification form required to be filed on behalf of Seller under the HSR Act with respect to the transactions contemplated by this Agreement, and will request early termination of the applicable waiting period.

    4.4  Consents.  Seller will use commercially reasonable efforts during the Pre-Closing Period to obtain the Consents identified in Part 2.10 of the Seller Disclosure Schedule (including the NCS/NX211 Consent, the GSK/NX211 Consent, the GSK/GS7904L Consent, the SRI/GS7836 Consent and the Consents identified on Schedule 7).

    4.5  Conditions.  Seller will use commercially reasonable efforts (i) to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) otherwise to cause the Closing to take place as soon as reasonably practicable.

5.  PRE-CLOSING COVENANTS OF PURCHASER.

    5.1  Access.  Subject to the provisions of the Confidentiality Agreements, during the Pre-Closing Period, Purchaser will, after receiving reasonable advance notice from Seller, give Seller reasonable access (during normal business hours) to the Purchaser Corporations' facilities, books and records, and will provide Seller with such information as Seller may reasonably request, for the sole purposes of enabling Seller (i) to further investigate, at Seller's sole expense, the business, condition, capitalization, assets, liabilities, operations, financial performance and prospects of each of the Purchaser Corporations and (ii) to verify the accuracy of the representations and warranties set forth in Section 3.

    5.2  HSR Filing.  As promptly as possible after the date of this Agreement, Purchaser will file the notification form required to be filed on behalf of Purchaser under the HSR Act with respect to the transactions contemplated by this Agreement, and will request early termination of the applicable waiting period.

    5.3  SEC Reports.  Purchaser will (i) promptly deliver to Seller a copy of each report or other document filed with the SEC on behalf of Purchaser during the Pre-Closing Period and (ii) take all actions reasonably necessary to ensure that Purchaser is eligible to use SEC Form S-3 (under general instruction I.A to SEC Form S-3) from and after the Closing.

    5.4  Consents; Releases.  Purchaser will cooperate with Seller, and will provide Seller with such assistance as Seller may reasonably request, for the purpose of (i) attempting to obtain the Consents identified in Part 2.10 of the Seller Disclosure Schedule and (ii) arranging for Seller to be released and discharged from its obligations and other liabilities under the Specified Contracts.

    5.5  Employment Matters.  Within fourteen days after the date of this Agreement, Purchaser will provide to Seller a list identifying at least 105 of the Available Employees (the employees identified on such list being referred to in this Agreement as the "Specified Employees"), it being understood that at least 105 of the Specified Employees must be based at the Boulder Facility. Prior to the Closing, on a date mutually agreed by the Parties, Purchaser will extend to each Specified Employee an individualized written offer of employment that, if accepted, would contemplate that such Specified Employee would commence his or her employment with Purchaser on the later of January 1, 2002 or the day after the Closing Date and would provide such Specified Employee with compensation, benefits and terms of employment (including terms relating to job responsibilities) that in the aggregate are substantially as favorable to such Specified Employee as the compensation, benefits and terms of employment provided by Seller to such Specified Employee immediately prior to the Closing. Each such written offer of employment will include the terms set forth in Sections 1.1, 2.1, 2.2, 3.1, 3.2 and 4 of the Employee Matters Agreement to the extent such terms relate to the Specified Employee to whom such offer is extended. The offers made to the Specified Employees who are based at the Boulder Facility will specify a job location at the Boulder Facility. On the later of January 1, 2002 or the day after the Closing Date, Purchaser will hire each Specified Employee who accepts the written offer of employment extended to such Specified Employee by Purchaser (it being understood that, except as otherwise provided in any individual employment agreement between Purchaser and a Specified Employee, Purchaser will not be obligated to maintain the employment of or the compensation or employee benefits provided to such Specified Employee for any specified period thereafter).

    5.6  Nasdaq Listing.  Purchaser will use commercially reasonable efforts to ensure that the Initial Shares are listed and available for quotation on The Nasdaq National Market as of the Closing Date.

    5.7  Conditions.  Purchaser will use commercially reasonable efforts (i) to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (ii) otherwise to cause the Closing to take place as soon as reasonably practicable.

6.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.

    Purchaser's obligation to purchase the Specified Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

    6.1  Accuracy of Representations.  Those representations and warranties of Seller set forth in Section 2 that refer specifically to and are made as of the date of this Agreement shall have been accurate as of the date of this Agreement, and all other representations and warranties of Seller set forth in Section 2 (and any representations and warranties of Seller set forth in the Ancillary Agreements) shall be accurate as of the Closing Date as if made on and as of the Closing Date; provided, however, that, for purposes of this Section 6.1, any inaccuracies in the representations and warranties of Seller will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the value of the Specified Assets taken as a whole.

    6.2  Performance of Covenants.  Seller shall have performed, in all material respects, all covenants required by this Agreement and the Ancillary Agreements to be performed by Seller on or before the Closing Date.

    6.3  HSR Act.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

    6.4  Additional Documents.  Each of the Ancillary Agreements shall have been executed on behalf of Seller and delivered to Purchaser, and each of the following additional documents shall have been delivered to Purchaser:

      (a) a certificate, executed by an executive officer of Seller, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

      (b) such bills of sale, assignments and other instruments as Seller may be required to execute in order to evidence and effectuate the transfer of the Specified Assets to Purchaser; and

      (c) such good standing certificates and other similar documents as Purchaser may reasonably request to ensure that the actions required to be taken by Seller at the Closing have been properly authorized.

    6.5  No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

    6.6  Consents.  The Consents identified on Schedule 7 shall have been obtained.

7.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

    Seller's obligation to sell and transfer the Specified Assets to Purchaser and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

    7.1  Accuracy of Representations.

      (a) The representations and warranties set forth in Section 3.2 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

      (b) All other representations and warranties of Purchaser set forth in Section 3 (and any representations and warranties of Purchaser set forth in the Ancillary Agreements) shall be accurate as of the Closing Date as if made on and as of the Closing Date; provided, however, that, for purposes of this Section 7.1(b), any inaccuracies in the representations and warranties of Purchaser will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the business, assets (tangible or intangible), liabilities or operations of the Purchaser Corporations.

    7.2  Performance of Covenants.  Purchaser shall have performed, in all material respects, all covenants required by this Agreement and by the Ancillary Agreements to be performed by Purchaser on or before the Closing Date.

    7.3  HSR Act.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

    7.4  Delivery of Consideration.  Seller shall have received the cash payment referred to in Section 1.3(a); and the Initial Shares shall have been duly issued and delivered by Purchaser to Seller.

    7.5  Additional Documents.

      (a) Seller shall have received an opinion letter from Saul Ewing LLP, dated as of the Closing Date and reasonably satisfactory to Seller, in the form customarily delivered in a private placement of shares by a publicly traded corporation.

      (b) Each of the Ancillary Agreements and the Assumption Agreement shall have been executed on behalf of Purchaser and delivered to Seller, and each of the following additional documents shall have been delivered to Seller:

    (i)
    a certificate, executed by an executive officer of Purchaser, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 7.1 and 7.2 have been satisfied; and

    (ii)
    such good standing certificates and other similar documents as Seller may reasonably request to ensure that the actions required to be taken by Purchaser at the Closing have been properly authorized.

    7.6  No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

    7.7  Nasdaq Listing.  The Initial Shares shall have been listed and approved for quotation on The Nasdaq National Market.

    7.8  Consents.  The Consents identified on Schedule 7 shall have been obtained.

8.  TERMINATION.

    8.1  Right to Terminate Agreement.  This Agreement may be terminated prior to the Closing:

      (a) by the mutual written consent of the Parties;

      (b) by either Party (by delivery of a written termination notification in accordance with Section 8.2) at any time after February 15, 2002 if the Closing has not taken place on or before February 15, 2002, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement or in any of the Ancillary Agreements;

      (c) by Seller (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Purchaser of any of its representations, warranties or covenants such that the condition set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Seller shall have given written notice of such breach to Purchaser, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Purchaser, (iv) such breach shall not have been cured and (v) Purchaser shall not be using its commercially reasonable efforts to attempt to cure such breach; or

      (d) by Purchaser (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Seller of any of its representations, warranties or covenants such that the condition set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Purchaser shall have given written notice of such breach to Seller, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Seller, (iv) such breach shall not have been cured and (v) Seller shall not be using its commercially reasonable efforts to attempt to cure such breach.

    8.2  Termination Procedures.  If either Party wishes to terminate this Agreement pursuant to Section 8.1, such Party will deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

    8.3  Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, neither Party will have any obligation or other liability to the other Party, except that (i) the Parties will remain bound by the provisions of Section 10 and by the provisions of the Confidentiality Agreements, and (ii) neither Party will be relieved of any liability for any breach of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

9.  INDEMNIFICATION.

    9.1  Survival of Representations; Indemnification by Seller.

      (a) All of the representations and warranties of Seller set forth in this Agreement and in any certificate delivered pursuant to this Agreement, and all covenants of Seller set forth in Section 4, will terminate and expire, and will cease to be of any force or effect, on the Closing Date, and all liability of Seller with respect to such representations, warranties and covenants (and any liability with respect to the certificate delivered to Purchaser pursuant to Section 6.4(a)) will thereupon be extinguished. Notwithstanding the prior sentence:

         (i) the representations and warranties of Seller set forth in Sections 2.1, 2.3(a), 2.5 and 2.7 (and the certificate delivered to Purchaser pursuant to Section 6.4(a), to the extent it relates to such representations and warranties) will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 10:00 a.m. (California time) on the first anniversary of the Closing Date and all liability of Seller with respect to such representations and warranties (and any liability with respect to the certificate delivered pursuant to Section 6.4(a), to the extent it relates to such representations and warranties) will thereupon be extinguished; provided, however, that if, prior to such first anniversary, Purchaser shall have duly delivered to Seller, in conformity with all of the applicable procedures set forth in Section 9.1(f), a Claim Notice setting forth a claim for indemnification based upon Seller's breach of any of such representations or warranties, then the specific claim set forth in such Claim Notice will survive (and will not be extinguished upon) such first anniversary;

        (ii) the representations and warranties of Seller set forth in Section 2.2 (and the certificate delivered to Purchaser pursuant to Section 6.4(a), to the extent it relates to such representations and warranties) will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 10:00 a.m. (California time) on the date eighteen months after the Closing Date, and all liability of Seller with respect to such representations and warranties (and any liability with respect to the certificate delivered pursuant to Section 6.4(a), to the extent it relates to such representations and warranties) will thereupon be extinguished; provided, however, that if, prior to such date, Purchaser shall have duly delivered to Seller, in conformity with all of the applicable procedures set forth in Section 9.1(f), a Claim Notice setting forth a claim for indemnification based upon Seller's breach of any of such representations or warranties, then the specific claim set forth in such Claim Notice will survive (and will not be extinguished upon) such date; and

       (iii) the representations and warranties of Seller set forth in Sections 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2.4(f) and 2.4(g) (and the certificate delivered to Purchaser pursuant to Section 6.4(a),

    to the extent it relates to such representations and warranties) will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 10:00 a.m. (California time) on the third anniversary of the Closing Date, and all liability of Seller with respect to such representations and warranties (and any liability with respect to the certificate delivered pursuant to Section 6.4(a), to the extent it relates to such representations and warranties) will thereupon be extinguished; provided, however, that if, prior to such third anniversary, Purchaser shall have duly delivered to Seller, in conformity with all of the applicable procedures set forth in Section 9.1(f), a Claim Notice setting forth a claim for indemnification based upon Seller's breach of any of such representations or warranties, then the specific claim set forth in such Claim Notice will survive (and will not be extinguished upon) such third anniversary.

      (b) Subject to the limitations set forth in this Section 9.1 and elsewhere in this Agreement, from and after the Closing Date, Seller will indemnify Purchaser against any Damages that Purchaser incurs as a result of any breach by Seller of any of the Specified Representations. Seller's obligation to indemnify Purchaser pursuant to this Section 9.1(b) will not relieve Seller of, or alter in any way, Seller's obligation to fully satisfy all of Seller's liabilities other than the Assumed Liabilities.

      (c) Seller will not be required to indemnify Purchaser with respect to any breach by Seller of any of the Specified Representations, except to the extent that the cumulative amount of the Damages actually incurred by Purchaser as a result of all such breaches of the Specified Representations exceeds $3,000,000; and Seller will only be required to pay, and will only be liable for, the amount by which the cumulative amount of the Damages actually incurred by Purchaser as a result of all such breaches of the Specified Representations exceeds $3,000,000.

      (d) The total amount of the payments that Seller can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Purchaser with respect to breaches of the Specified Representations and all amounts payable to any counsel retained in accordance with Section 9.1(g)) will be limited in the aggregate to a maximum of $42,500,000, and Seller's cumulative liability will in no event exceed such amount.

      (e) Any indemnification payment required to be made by Seller under this Agreement may be made (at Seller's election) in cash or by delivery of shares of Purchaser Common Stock (or by delivery of a combination of cash and shares of Purchaser Common Stock). For purposes of this Section 9.1(e), each share of Purchaser Common Stock delivered to Purchaser will represent an indemnification payment in an amount equal to the Closing Five-Day Average Stock Price (subject to appropriate adjustment to reflect any stock split, stock dividend, recapitalization or other similar transaction affecting the Purchaser Common Stock that is effected or has a record date on or prior to the date of delivery of such Purchaser Common Stock to Purchaser).

      (f)  If Purchaser wishes to assert an indemnification claim against Seller, Purchaser will deliver to Seller, as soon as reasonably practicable, a written notice (a "Claim Notice") setting forth:

         (i) the specific representation and warranty alleged to have been breached by Seller;

        (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

       (iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Damages actually incurred or expected to be incurred by Purchaser as a result of such alleged breach.

  Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not be permitted to deliver any Claim Notice to Seller (and will not be entitled to assert any claim set forth in any Claim Notice) unless Purchaser has reasonably determined that the breach alleged in such Claim Notice has actually occurred.

      (g) If Purchaser receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may reasonably be expected to give rise to an indemnification claim against Seller, then Purchaser will deliver to Seller a written notice describing such Matter in reasonable detail as soon as reasonably practicable; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against Seller within the meaning of this sentence, the limitation set forth in Section 9.1(c) will not be taken into account. Seller will have the right, at its election and at its sole expense, to assume the defense of any such Matter with its own counsel. If Seller elects to assume the defense of any such Matter, then:

         (i) notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to pay or otherwise indemnify Purchaser against any attorneys' fees or other expenses incurred on behalf of Purchaser in connection with such Matter following Seller's election to assume the defense of such Matter;

        (ii) Purchaser will make available to Seller all books, records and other documents and materials that are under the control of Purchaser or any of Purchaser's affiliates, advisors or representatives and that Seller reasonably considers necessary or desirable for the defense of such Matter;

       (iii) Purchaser will execute such documents and take such other actions as Seller may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

        (iv) Purchaser will otherwise fully cooperate as reasonably requested by Seller in the defense of such Matter;

        (v) Purchaser will not admit any liability with respect to such Matter; and

        (vi) Seller will have the exclusive right to settle, adjust or compromise such Matter, on such terms as Seller may consider appropriate, with the consent of Purchaser (which will not be unreasonably withheld).

  If Seller elects not to assume the defense of such Matter, then Purchaser will proceed diligently to defend such Matter with the assistance of counsel reasonably satisfactory to Seller; provided, however, that Purchaser will not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent of Seller (which will not be unreasonably withheld).

      (h) To the extent Seller makes or is required to make any indemnification payment to Purchaser, Seller will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Purchaser or any of Purchaser's affiliates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. Purchaser will take such actions as Seller may reasonably request for the purpose of enabling Seller to perfect or exercise Seller's right of subrogation hereunder.

      (i)  The right of Purchaser to assert indemnification claims and receive indemnification payments pursuant to this Section 9.1 will be the sole and exclusive right and remedy exercisable by Purchaser with respect to any breach by Seller of any representation or warranty set forth in this Agreement or in any of the Ancillary Agreements; provided, however, that this

  Section 9.1(i) shall not prevent Purchaser from asserting a tort claim for fraud against Seller in appropriate circumstances.

    9.2  Indemnification by Purchaser.  The Parties acknowledge that Purchaser's indemnification obligations with respect to breaches of the representations and warranties set forth in Section 3 are set forth in the Investor Rights Agreement, and that Purchaser's indemnification obligations with respect to the Assumed Liabilities are set forth in the Assumption Agreement.

10.  MISCELLANEOUS.

    10.1  Time of Essence.  Time is of the essence of this Agreement.

    10.2  No Other Representations.  The Parties acknowledge that, except as expressly set forth in Sections 2 and 3 and in the Ancillary Agreements, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

    10.3  Knowledge.  Neither Party will be deemed to have breached any representation or warranty that is made to such Party's "knowledge" unless an officer of such Party with the rank of Vice President or above has actual knowledge, as of the date of this Agreement, that such representation or warranty is materially inaccurate.

    10.4  Access of Seller to Books and Records.  At all times after the Closing Date, Purchaser will give Seller and Seller's advisors and representatives reasonable access to all books and records of Seller that are included in the Specified Assets (to the extent such books and records relate to any period prior to the Closing Date).

    10.5  Governing Law.  This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of law).

    10.6  Venue and Jurisdiction.  If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in the State of Colorado, which will be deemed to be a convenient forum. Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the state and federal courts in the State of Colorado.

    10.7  Notices.  Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

      if to Purchaser:

    OSI Pharmaceuticals, Inc.
    58 South Service Road
    Melville, New York 11747
    Attention: Barbara Wood, General Counsel
    Facsimile: (631) 962-2021

      with a copy to:

    Mintz Levin Cohn Ferris Glovsky & Popeo, PC
    666 Third Avenue
    New York, New York 10017
    Attention: Joel Papernik
    Facsimile: (212) 983-3115

      if to Seller:

    Gilead Sciences, Inc.
    333 Lakeside Drive
    Foster City, CA 94404
    Attention: Gregg Alton, General Counsel
    Facsimile: (650) 522-5537

      with a copy to:

    Cooley Godward LLP
    Five Palo Alto Square
    3000 El Camino Real
    Palo Alto, CA 94306
    Attention: Robert Jones
    Facsimile: (650) 849-7400

    10.8  Public Announcements.  Except as may be required by any Legal Requirement, neither Party will (and neither Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party's prior written consent (which will not be unreasonably withheld).

    10.9  Assignment.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that Seller may, before or after the Closing, (i) assign to any Person its right to receive all or any portion of any of the cash payments to be made by Purchaser pursuant to Section 1.3 and (ii) assign, to any Person that assumes the applicable obligations of Seller under the Investor Rights Agreement, any or all of Seller's rights to receive the Initial Shares or any Subsequent Shares; and provided further, that (without limiting Purchaser's obligations under or relating to this Agreement) Purchaser may, before the Closing, assign its right to receive all or any of the Specified Assets to an affiliate of Purchaser.

    10.10  Parties in Interest.  Nothing in this Agreement is intended to provide any rights or remedies to any employee of Seller or to any other Person other than the Parties.

    10.11  Severability.  In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

    10.12  Entire Agreement.  This Agreement, the Confidentiality Agreements (which remain in full force and effect), the Assumption Agreement and the Ancillary Agreements set forth the entire understanding of the Parties and supersede all other agreements and understandings between the Parties relating to the subject matter hereof and thereof.

    10.13  Waiver.  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    10.14  Amendments.  This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

    10.15  Counterparts.  This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

    10.16  Interpretation of Agreement.

      (a) Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

      (b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

      (d) Unless the context otherwise requires, references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

      (e) The table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

    10.17  Further Assurances.  For a period of one year following the Closing, (i) Seller will use commercially reasonable efforts to make available to Purchaser the material benefits of any Specified Contract that (a) was not assigned to Purchaser as a result of the failure to obtain any Consent identified in Part 2.10 of the Seller Disclosure Schedule or (b) is not assignable and for which a waiver has not been received or obtained and (ii) each Party will, to the extent reasonably requested by the other Party and at such other Party's sole expense, execute and deliver such documents and instruments and take such other actions as such other Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

    The Parties have caused this Agreement to be executed as of November 26, 2001.

GILEAD SCIENCES, INC.
By:	/s/ MARK PERRY Mark Perry, Executive Vice President, Operations
OSI PHARMACEUTICALS, INC.
By:	/s/ COLIN GODDARD Colin Goddard, Chairman and CEO

EXHIBIT A

CERTAIN DEFINITIONS

    For purposes of the Agreement:

    "Agreement" means the Asset Purchase Agreement to which this Exhibit A is attached, including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.

    "Allocation" has the meaning set forth in Section 1.5.

    "Ancillary Agreements" has the meaning set forth in Section 1.6.

    "API" means (i) with respect to GS7904L, the thymidylate synthase inhibitor GW1843; (ii) with respect to GS7836, the compound referred to by Seller as 4'-thio-ara-C; and (iii) with respect to NX211, lurtotecan.

    "Assumed Liabilities" means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, and whether arising before or after the Closing) as they may exist at and/or after the Closing: (i) all obligations and other liabilities of Seller under or relating to the Specified Contracts; (ii) all obligations and other liabilities of Seller to Glaxo Wellcome Inc. and Glaxo Group Limited (or their successor(s) in interest, if any), North Carolina State University and Southern Research Institute under or relating to any license agreement or other agreement relating to any of the Specified Products; (iii) all obligations and other liabilities of Seller relating to any of the taxes, charges, fees and expenses that Purchaser is required to bear and pay pursuant to Section 1.4; and (iv) each other obligation or other liability of Seller relating to any of the Specified Assets, any of the Specified Products, any of the Transferred Employees (as defined in the Employee Matters Agreement) or the operations conducted at the Boulder Facility; provided, however, that (A) if the NCS/NX211 Consent is not obtained, then "Assumed Liabilities" will not include the obligations set forth in Section 4.07 of the License Agreement between North Carolina State University and Glaxo Wellcome Inc. dated May 26, 1998; and (B) if the SRI/GS7836 Consent is not obtained, then "Assumed Liabilities" will not include the obligations set forth in Section 4.4 of the License Agreement between Southern Research Institute and Seller dated December 15, 2002.

    "Assumption Agreement" has the meaning set forth in Section 1.3(c).

    "Available Employees" means the employees of Seller who are based at the Boulder Facility or are listed on Schedule 8; provided, however, that none of the employees identified on Schedule 6 will be deemed to be "Available Employees."

    "Boulder Facility" means the premises located at 2860 Wilderness Place, 2900 Center Green Court, 2970 Wilderness Place and 5311 Western Ave, Suite K, in Boulder, Colorado, that are being leased to Seller.

    "Claim Notice" has the meaning set forth in Section 9.1(f).

    "Closing" has the meaning set forth in Section 1.7.

    "Closing Date" has the meaning set forth in Section 1.7.

    "Closing Five-Day Average Stock Price" means the average of the closing sale prices of a share of Purchaser Common Stock as reported on The Nasdaq National Market for the period of five consecutive trading days ending on the trading day immediately preceding the Closing Date.

    "Confidentiality Agreements" means the Confidentiality Agreement between the Parties dated as of September 20, 2001, and the Confidentiality Agreement between the Parties dated as of November 1, 2001.

    "Consent" means any consent, approval or waiver.

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    "Damages" means out-of-pocket losses and damages, excluding indirect, consequential, incidental, special and punitive damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person's affiliates in connection with such Damages or the circumstances giving rise thereto.

    "Employee Matters Agreement" has the meaning set forth in Section 1.6(b).

    "Environmental Laws" means all federal, state or local laws (including any statute, rule, regulation, ordinance, code or rule of common law), and all judicial or administrative interpretations thereof, and all decrees, judgments, policies, written guidance or judicial or administrative orders relating to the environment, health, safety or Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and their state counterparts or equivalents, all as amended, and any regulations or rules adopted or promulgated pursuant thereto.

    "Environmental Permits" has the meaning set forth in 2.4(d).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "FDA" means the United States Food and Drug Administration.

    "GS7836" means any formulation of the compound known as 4-thio-AraC, and any analogs, homologs, congeners and derivatives thereof that are claimed in United States Provisional Patent Application No. 60/093,869 filed July 23, 1998, Patent Cooperation Treaty Patent Application No. PCT/US99/16630 filed July 23, 1999 or United States Patent Application Serial No. 09/493,247 filed January 28, 2000, in each case as originally filed, together with intermediates therefor that are useful specifically for the manufacture of 4-thio-AraC.

    "GS7904L" means any formulation of the thymidylate synthase inhibitor known as 1843U89 or GW 1843, and the analogs, homologs, congeners and derivatives thereof that are claimed in United States Patent No. 5,663,337, issued September 2, 1997, together with intermediates therefor that are useful specifically for the manufacture of such thymidylate synthase inhibitor.

    "GSK/GS7904L Consent" means the Consent identified as item 19 of Part 2.10 of the Seller Disclosure Schedule that is to be requested from Glaxo Wellcome Inc. and Glaxo Group Limited (or their successor(s) in interest, if any).

    "GSK/NX211 Consent" means the Consent identified as item 21 of Part 2.10 of the Seller Disclosure Schedule that is to be requested from Glaxo Wellcome Inc. and Glaxo Group Limited (or their successor(s) in interest, if any).

    "Hazardous Substance" means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in Environmental Laws.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

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    "Initial Shares" has the meaning set forth in Section 1.3(b).

    "Investor Rights Agreement" has the meaning set forth in Section 1.6(a).

    "Legal Requirement" means any law, rule or regulation of any governmental body.

    "Matter" means any claim, demand, dispute, action, suit, proceeding, investigation or other similar matter.

    "NCS/NX211 Consent" means the Consent identified as item 20 of Part 2.10 of the Seller Disclosure Schedule that is to be requested from North Carolina State University.

    "NX211" means any formulation of the topoisomerase I inhibitor known as GI147211C, more commonly known as lurtotecan, together with salts thereof and intermediates therefor that are useful specifically for the manufacture of lurtotecan.

    "NX211 NDA Filing Date" means the first date on which (i) a New Drug Application relating to NX211 is filed with the FDA or (ii) a similar filing is made with any equivalent to the FDA in Europe (whether such filing is made using a central filing procedure or in an individual European country).

    "NX211 Phase III Commencement Date" means the earlier of: (i) the date upon which the first dosing of a patient with NX211 occurs pursuant to a protocol for a clinical trial that is designed to provide pivotal safety and efficacy data regarding NX211 for a New Drug Application for submission to the FDA or similar filing with any foreign equivalent thereof; or (ii) the date upon which a New Drug Application is filed with the FDA or a similar filing is made with any equivalent to the FDA in Europe (whether such filing is made using a central filing procedure or in an individual European country), if no trial fulfilling all criteria set forth in clause "(i)" of this sentence shall have been conducted prior to the filing of such application.

    "Parties" has the meaning set forth in the introductory paragraph of the Agreement.

    "Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or governmental body.

    "Phase III Twenty-Day Average Stock Price" means the average of the closing sale prices of a share of Purchaser Common Stock as reported on The Nasdaq National Market for the period of twenty consecutive trading days ending on the trading day immediately preceding the NX211 Phase III Commencement Date.

    "Pre-Closing Period" has the meaning set forth in Section 4.1.

    "Purchaser Common Stock" means the common stock, par value $.01 per share, of Purchaser (or such other securities into which the shares of such common stock shall be converted, whether by virtue of any recapitalization of Purchaser, any merger of Purchaser into another entity or otherwise).

    "Purchaser Corporations" has the meaning set forth in Section 3.1.

    "Purchaser Disclosure Schedule" means the disclosure schedule delivered by Purchaser to Seller contemporaneously with the execution and delivery of the Agreement.

    "Purchaser SEC Documents" has the meaning set forth in Section 3.3(a).

    "SEC" means the United States Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement.

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    "Specified Assets" has the meaning set forth in Section 1.1.

    "Specified Contracts" means (i) the contracts and other instruments identified on Schedule 2 and (ii) each other contract or other instrument relating exclusively to any one or more of the Specified Products that is executed or entered into on behalf of Seller on or after the date of this Agreement and prior to the Closing in the ordinary course of business or with the approval of Purchaser.

    "Specified Employees" has the meaning set forth in Section 5.5.

    "Specified Know-How" means all proprietary inventions, technology, trade secrets, know-how, data, procedures and other information, in each case that (a) have been reduced to writing or stored electronically or are in another tangible form, (b) relate exclusively to the APIs and (c) are set forth on Schedule 4.

    "Specified Patents" means the patents identified on Schedule 3 and all divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents in the U.S. and all foreign countries.

    "Specified Products" means NX211, GS7836 and GS7904L.

    "Specified Regulatory Filings" means the regulatory applications and governmental registrations identified on Schedule 5.

    "Specified Representations" means the representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.3(a), 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2.4(f). 2.4(g), 2.5 and 2.7 of the Agreement and any representations and warranties of Seller set forth in the Ancillary Agreements.

    "SRI/GS7836 Consent" means the Consent identified as item 18 of Part 2.10 of the Seller Disclosure Schedule that is to be requested from Southern Research Institute.

    "Subsequent Shares" has the meaning set forth in Section 1.3(d).

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QuickLinks

  Exhibit 2.1
ASSET PURCHASE AGREEMENT